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[ASTORIA LETTERHEAD]                                               NEWS RELEASE


                                        CONTACT:  PETER J. CUNNINGHAM
                                        FIRST VICE PRESIDENT, INVESTOR RELATIONS
                                        516-327-7877
                                        ir@astoriafederal.com

FOR IMMEDIATE RELEASE

      ASTORIA FINANCIAL CORPORATION EXPECTS LOWER EPS GROWTH FOR THE THIRD
         QUARTER AND FULL YEAR; NEW GUIDANCE FOR THE 2002 3Q IS $0.72 -
        $0.74 PER SHARE AND FOR THE FULL YEAR IS $2.85 - $2.90 PER SHARE

Lake Success, New York, September 10, 2002 -- Astoria Financial Corporation (NYSE: AF) announced today that it expects third quarter diluted earnings per share ("EPS") to be lower than the current First Call and IBES consensus estimates of $0.77 per share. The Company indicated that, assuming interest rates and mortgage loan refinance activity remain unchanged, it is likely that third quarter EPS will be in a range of $0.72 - $0.74 per share, which represents growth of between 20% - 23% over the 2001 third quarter. The Company attributed the lower EPS growth to the impact of the sustained low level of interest rates, particularly after the decline during the summer, that, among other things, is resulting in historically high mortgage loan and mortgage-backed securities ("MBS") prepayments and low yielding reinvestment opportunities. The Company also noted that if interest rates and cash flow continue at current levels for the remainder of the year, that fourth quarter EPS will likely be within the third quarter EPS range announced today. With these assumptions, EPS guidance for 2002 would range from $2.85 - $2.90 per share, down from previous guidance of $2.95 - $3.00 per share. The lower earnings range would result in growth of 21% - 23% over 2001 EPS.

         Commenting on the current outlook, George L. Engelke, Jr., Astoria's Chairman, President and Chief Executive Officer, stated, "While we are continuing to benefit from lower interest rates on the liability side of the balance sheet, cash flows from mortgage loan and MBS prepayments have recently accelerated dramatically, exceeding our previous estimates. The low level of interest rates and extraordinarily high levels of cash flow have slowed the growth of our net interest margin and EPS.
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We are now expecting our 2002 third quarter margin to be up 9% - 11% over the
2001 third quarter and up 6% - 8% for the full year. On a linked quarter basis, the margin will be somewhat lower. Clearly, any modest increase in interest rates, which are currently at historic lows, will improve our earnings outlook."

ASSET QUALITY REMAINS EXCELLENT

         The Company noted that asset quality remains very high with no adverse trends being noted. At August 31, 2002, non-performing assets totaled $31.5 million and represented 0.14% of total assets, below the levels reported at June 30, 2002.

FORWARD LOOKING STATEMENTS

         This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

         Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all other areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislation or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.
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         Astoria Financial Corporation, the holding company for Astoria Federal
Savings and Loan Association with assets of $22.0 billion, is the largest thrift institution headquartered in New York and fifth largest in the United States. Astoria Federal embraces its philosophy of Putting people first by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in fifteen states, primarily the East Coast, and through correspondent relationships in forty-four states.



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